EXHIBIT 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement S-3 (File No. 333-215348) of Enterprise Financial Services Corp of our report dated February 10, 2017, relating to our audits of the consolidated financial statements of Jefferson County Bancshares, Inc. and subsidiary as of and for the years ended December 31, 2016 and 2015, appearing in Current Report on Form 8-K/A of Enterprise Financial Services Corp dated March 31, 2017. We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

St. Louis, Missouri
April 7, 2017